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                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT





                  relating to the purchase of 80% of the issued
                            and outstanding shares in




                               EUROMED EUROPE B.V.




                                       by




                                  NEOPHARM B.V.



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                               PURCHASE AGREEMENT



THE UNDERSIGNED:
---------------

1. NEOPHARM B.V., a private company with limited liability with seat at Groningen, duly represented by Mr. M. Rijkeboer, hereinafter referred to as "the Purchaser";


AND


2. EUROMED, INC. , a public company incorporated under the laws of Nevada, United States of America, duly represented by its CEO, Mr. E.G. Tindell, hereinafter referred to as "the Vendor";

TAKING INTO CONSIDERATION:
-------------------------

A. EUROMED EUROPE B.V., hereinafter referred to as "the Company", is a closed company with limited liability incorporated under the laws of the Netherlands, with statutory seat at Oosterhout, the Netherlands, with an issued and paid-up share capital consisting of 400 shares with a nominal value of Dfl l00 each (hereinafter referred to as "the Shares").

B. The Company is the direct owner of subsidiary companies and affiliate companies as defined below.

C.   The Vendor is the sole owner of the Shares.

D. The Vendor wishes to sell 80% of the Shares (this 80% hereinafter referred to as "the Sale Shares") and the Purchaser wishes to buy the Sale Shares under the conditions as set forth hereinafter.

NOW IT IS HEREBY AGREED AS FOLLOWS:
----------------------------------

1.        Sale and Purchase

1.1. The Vendor hereby sells to Purchaser and the Purchaser hereby purchases from Vendor the Sale Shares, with numbers 1 up and including 320 free from all liens, charges and encumbrances and with all rights attaching to them.


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1.2.      Legal title to, and any risk attaching to, the Sale Shares shall pass on Completion Date to Purchaser.

2.        Purchase Consideration
          ----------------------

2.1. The total purchase consideration for the Sale Shares ("the Purchase Price") is US $1,000,000 (one million United States dollars).

3.        Completion
          ----------

3.1. Completion shall take place on such date as shall be mutually agreed by the Purchaser and the Vendor being not later than December 15, 1997 ("the Completion Date") in the offices of Boekel De Neree, 3037 Strawinskylaan, Amsterdam the Netherlands.

3.2. On the Completion Date, the Purchaser and the Vendor shall execute a notarial Deed of Transfer in favor of the Purchaser. The Vendor shall procure that the Company shall acknowledge such transfer of the Sale Shares by co-signing the Deed of Transfer.

3.4. Until Completion Date, Vendor warrants that the Company shall not resolve to any material changes of its policy, strategies, transactions or matters outside the ordinary course of business of the Company, unless with the prior approval of Purchaser.

4.        Payment of the Purchase Price
          -----------------------------

4.1. On the Completion Date, the Purchase Price shall be paid by telephone bank transfer to Vendor in accordance with instructions given by Vendor. Prior to completion, an amount equal to the Purchase Price shall be transferred to the third party account of the Notary. Payment made by the Notary to Vendor in accordance with the instructions given to the Notary, will discharge Purchaser for its obligations under this
          Article 4.1.

5.        Guarantees
          ----------

          It is agreed and acknowledged that with respect to the Sale Shares and the Company, Vendor does not give any representation, warranty or guarantee whatsoever except those which are mentioned in this article.

          The Vendor guarantees ("garandeert") to the Purchaser that each of the following statements is true and accurate as of today and as at the Completion Date, save as properly disclosed in writing to the Purchaser, subject to Article 8.3 of this Agreement.


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          As far as the Guarantees are given with regard to the Company, it is implied that such guarantees are equally applicable to any of the subsidiary or affiliated companies of the Company.

A.    STATUS OF THE COMPANY
      ---------------------

5.1. The Company was incorporated by a notarial deed on 28 December 1995 and is registered with the Trade Registry of the Chamber of Commerce and Industry for Westelijk Noord Brabant (Breda), the Netherlands, under file number 79000. A Trade Registry Extract with respect to the Company is attached to this Agreement as Exhibit 1 and is correct and up to date in every respect. The Articles of Association of the Company as presently in force are attached as Exhibit 2.

5.2. The Company is the owner of the following shares in the subsidiary and affiliated companies:
          --     Confedera B.V. (100%);
          --     Galenica B.V. (100%);
          --     Mutarestes B.V. (100%);
          Mutarestes B.V. is the owner of 100% of the shares in Pluripharm International B.V. Pluripharm International B.V. is the owner of 100% of the shares in Financieringsmaatschappij de Nieuwe Wereld B.V. The Company owns such shares including the voting rights thereto, free and clear of any liens, security interests, charges, claims, options, rights of first refusal, other than as appearing from the articles of association of the relevant companies or shareholders or similar agreements, as provided for in Exhibit 3.

5.3. The Company, through its subsidiary and affiliated companies, carries on activities, in the field of wholesale of pharmaceutical products.

5.4. On Completion Date, the Sale Shares are free of any liens or charges, and no depositary receipts ("certification") have been issued in respect of them and the Vendor has free title to the Sale Shares. The Sale Shares constitute 80% of the issued and outstanding share-capital of the Company. The Sale Shares are fully paid-up, unencumbered and free of any claims by third parties.

5.5 Neither the Company nor the Vendor has issued any outstanding options or other rights to any person to acquire shares in the Company.

5.6. The Company has not issued to any person a right to share in its profit, such as, but not limited to profit-sharing agreements and staff bonuses.

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5.7.      The Vendor has the power ("bevoegdheid") to enter into this
          Agreement and to perform the obligations expressed to be assumed by it and has taken all necessary corporate action to authorize the execution and performance of this Agreement.

B.    MANAGEMENT BOARD; POWERS OF ATTORNEY
      ------------------------------------

5.8. The Company has not granted any power of attorney or similar authority to any person including, without limitation, any power of attorney or similar authority to commit the Company in any way or to dispose of assets of the Company or to operate any bank facilities, except as mentioned in the Trade Registry Extract (attached as Exhibits 1 and
          3).

C.    INSOLVENCY
      ----------

5.9. No order has been made and no resolution has been passed for the winding up of the Company and no meeting has been convened for the purpose of the winding up of the Company.

5.10 No bankruptcy order has been made and no petition for such an order has been presented in respect of the Company. No receiver bewindvoerder) has been appointed in respect of the Company of all or any of its assets. The Company is not insolvent. No distress execution or other process has been levied on any of the Company's assets or action taken to repossess goods in the Company's possession. Purchaser is aware that Confedera B.V. and Galenica B.V. have been granted temporarily "surseance van betaling" (suspension of payment) by the relevant District Courts of Utrecht en Breda on 19 November 1997.

6.    Breach of Guarantees
      --------------------

6.1. All liabilities of the vendor arising as a result of any matter which is subject of the warranties as referred to in Article 5 shall terminate on the expiry of a period of I year as from the Completion Date, except if the Purchaser has delivered any claim in writing, stating description of facts and circumstances and the amount claimed, to the Vendor prior to such times.

6.2. The Vendor's liability for damage with respect to the aforementioned Guarantees is maximized up to the total of the Purchase Price as determined above in Article 2 of this Agreement.

6.3. In the event of breach of any of the Guarantees by the Vendor or a default by the Vendor of any other obligation contemplated by in this Agreement, the Vendor or the Purchaser, as the case may be, shall upon obtaining knowledge thereof notify the other party promptly in writing. If such party has not taken appropriate measures

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          within 30 days of such notification in order to remedy the breach or default concerned, and a dispute arises in this respect between the parties, then the affected party shall be entitled to institute proceedings pursuant to Article 14 of this Agreement.

7.    Confidentiality
      ---------------

7.1 Vendor undertakes not to provide to any other person or use any information regarding the Company, which information it knows or should know is secret or confidential, or the distribution of which may cause damage to Purchaser and/or the Company, unless it is required to do so by virtue of or pursuant to statue or applicable regulations or the requirements of any governmental or regulatory body, provided that Vendor shall not disclose any such information without the prior consultation with Purchaser, unless this consultation is prevented by law.

8.    Further Covenants
      -----------------

8.1. Upon signing this Agreement, Purchaser undertakes to restore the credit facility of both Galenica B.V. and Confedera B.V. to the extent necessary to secure the support of the court appointed administrator ("bewindvoerder") for petitioning the relevant District Courts to withdraw the temporarily granted "surseance van betaling" of Confedera B.V. and Galenica B.V.

8.2. Ultimately on Completion Date Vendor shall resign as statutory director of the Company and its subsidiary companies, as the case may be, effective the Completion Date.

          Vendor shall undertake that Mr. Hinnen, B.V. Wisteria and/or Pantapharma B.V. shall resign as statutory director of the Company and its subsidiary companies, as the case may be, effective the Completion Date. On Completion Date, Purchaser shall, to the extent necessary, confirm the "Settlement Agreement" to be concluded between Vendor, the Company and its subsidiary companies on the one hand and Mr. Hinnen, B.V. Wisteria and/or Pantapharma on the other hand. On Completion Date Mr. H. Olthof shall be appointed as statutory director of the Company.

8.3. Vendor has made available to Purchaser, amongst others, (i) an information Memorandum regarding Galenica B.V. and Confedera B.V. prepared by Reitsma & Wertheim Partners (attached to this Agreement as
          Exhibit 4) (ii) a memorandum on the consolidated interim financial statements of the Company for the period ended 30 September 1997, prepared by the auditor of the Company, PaardeKooper & Hoffman accountants (attached to this Agreement as Exhibit 5). To the best of Vendor's knowledge, the information contained in these memorandums is accurate and complete.

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          The Vendor knows of no information which is or may reasonably be regarded as material to an accurate appraisal of the affairs of the Company and which has not been disclosed to the Purchaser.

8.4 Purchaser is aware of a dispute between Pluripham International B.V. on the one hand, and Singultus B.V. on the other hand, which dispute has arisen out of an Assets and Liabilities Transfer Agreement dated 4 July 1997. This dispute concerns the entitlement to an amount of f 1.000.000, -- as presently held in escrow account. It is agreed that any costs and proceeds in connection with this dispute will be solely for the account of Vendor. In case any action is required by Purchaser in this respect, Purchaser undertakes to assist Vendor and/or Pluripharm International B.V., as the case may be.

8.5 It is agreed that upon completion, the Articles of Association of the Company will be amended to the effect that (i) a supervisory board (the "Board") will be installed (with two members, one on behalf of Vendor (initially being Mr. E.G. Tindell) and one on behalf of Purchaser (initially being Mr. M. Rijkehoer); (ii) the Board shall be entitled to receive financial information on the Company and its subsidiaries on a monthly basis, and an audited financial statement on an annual basis; and (iii) no material action may be taken without unanimous approval of the members of the Board (such material actions shall include, but not be limited to (a) the issuance of any equity (or securities or instruments convertible or exercisable into equity securities) of the Company or its subsidiaries; (b) the entering into any transaction with an affiliate of Vendor or the Company; (c) the increase in compensation of any executive officer or managing director of the Company or any of its subsidiaries; (d) the sale or transfer of all or substantially all of the assets or stock of the Company or any of its subsidiaries; or (e) the liquidation, dissolution or winding-up of the Company or any of its subsidiaries or the bankruptcy or suspension of payment by the Company or any of its subsidiaries.

8.7 It is agreed that Purchaser will be responsible for the day to day management of the Company and its subsidiary companies, as the case may be. It is further agreed that Vendor will not interfere in the normal conduct of business of the Company and its subsidiary companies, as the case may be.

9     Assignment of Rights
      --------------------

9.1. The Purchaser is entitled to assign all its rights under this Agreement to any of its 100 subsidiaries or to a member of the Purchasers Group in which Purchaser holds a majority interest or a natural person related to the Purchaser. In the event of such assignment by Purchaser, Purchaser shall procure that the assignee assumes all then outstanding obligations of Purchaser under this Agreement.


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10.   Rescission
      ----------

10.1 Up to Completion Date, the Purchaser shall, in its sole judgement, be entitled to rescind ("ontbinden") this Agreement, without intervention of the Court being required, by notice to the Vendor, solely in the event the relevant Districts Courts in Utrecht and Breda have not approved of withdrawing the "surseance van betaling" (suspension of payment) which was temporarily granted to Confedera B.V. and Galenica B.V. on 19 November 1997. Purchaser shall not be entitled to rescind this Agreement on any other ground or for any other reason.

11.   Costs
      -----

11.1. Each party to this Agreement will bear its own costs in relation to the negotiating and preparing of this Agreement. The costs of the Notarial Deed of Transfer will be for 50% for the account of each party to this Agreement.

12.   Governing Law, Disputes
      -----------------------

12.1.     This Agreement shall be governed by the laws of the Netherlands.

12.2. All disputes arising in connection with this Agreement shall he submitted to the competent Court in Amsterdam, the Netherlands.

13.   Announcements
      -------------

13.1. No announcements with respect to this Agreement shall be made unless agreed by parties or required by law.

13.2. The vendor undertakes to the Purchaser that it will not at any time from the date hereof divulge or communicate to any person other than to officers or employees of the Company whose province it is to know the same or on the instructions of the Board of Directors of the Company any confidential information concerning any aspect of the Company and it shall use its best endeavors to prevent the publication or disclosure of any such confidential information concerning such matters.



This Agreement represents the entire understanding and agreement between the Vendor and the Purchaser with respect to the purchase and sale of the Shares and supercedes all previous agreements, both in writing and oral, including correspondence.



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IN WITNESS WHEREOF the parties hereto have executed this Agreement in Amsterdam, the Netherlands, on 26 November 1997 by their duly authorized representatives.


/S/ E. Gene Tindell                                  /S/ M. Rijkeboer
---------------------------                          --------------------------
EuroMed, Inc.                                        Neopharm B.V.




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                                    ADDENDUM
                                    --------

THE UNDERSIGNED:

1. NEOPHARM B.V., a private company with limited liability with seat at Groningen, duly represented by Mr. M. Rijkeboer, hereinafter referred to as "the Purchaser";

AND

2. EUROMED, INC., a public company incorporated under the laws of Nevada, United States of America, duly represented by its CEO, Mr. E.G. Tindell, hereinafter referred to as "the Vendor";

This letter is executed in addition to the Purchase Agreement entered into between Vendor and Purchaser dated 26 November 1997 regarding the purchase of 80% of the issued and outstanding shares in EuroMed Europe B.V. ("the Agreement"). Words in this Letter of Additional Understanding shall have the same meaning as provided in the Agreement.

1. It is agreed that upon Completion, Vendor undertakes to increase the equity of the Company by way of converting a loan made available by Vendor to the Company to the amount of Dfl 5.500.00 (five million five hundred thousand) into share capital of the Company. To the extent necessary, the Articles of Association of the Company will be amended accordingly. All costs in connection with the envisaged increase of capital will be for the account of Vendor. Equity in the Company will be issued to Vendor and Purchaser in such a way that upon completion of the increase of share capital as mentioned in this clause, Purchaser will hold 80% of the issued and outstanding share capital in the Company.

2. It is agreed that Vendor will indemnify, defend and hold Purchaser, and its employees, agents, attorneys and affiliates harmless from and against any and all losses, claims, cause of action, obligations, demands assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses, asserted against or incurred by third parties (such as, but not limited to shareholders and creditors of EuroMed, Inc.) By reason of or resulting (i) from any claims made or initiated by Mr. A. Gaylor against Vendor and/or its subsidiary and/or affiliate companies and/or its employees, or agents and (ii) from any claims made or initiated by Mr. A. Gaylor against Purchaser and/or its subsidiary and/or affiliate companies, and/or its employees or agents.

3. It is agreed that Purchaser will pay one-third (1/3) of the purchase price as mentioned in the Agreement under clause 2, on Monday 8 December 1997 and the balance (2/3) on Completion Date on condition that ultimately on 8 December 1997 (i) Vendor has furnished to Purchaser written evidence of board approval of the Board of Directors of EuroMed, Inc. unconditionally approving and/or ratifying (a) the Agreement as signed on 26 November 1997 including this Addendum and (b) the Settlement Agreement signed on 27 November 1997 between the EuroMed Group and Mr. Hinnen, Pantapharma and Wisteria; and (ii) the suspensions of

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     payment of Galencia B.V. and Confedera B.V. have been withdrawn by the relevant District Courts.



Signed at Amsterdam, the Netherlands on December 3, 1997, by:




/S/ E. Gene Tindell                               /S/ M. Rijkeboer
---------------------------                       ---------------------------
Neopharm B.V.                                     EuroMed, Inc.


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